Exhibit 99.1

Innovative Solutions & Support, Inc.
Announces Appointment of Michael Linacre

as Chief Financial Officer and

Retirement of Relland M. Winand

EXTON, Pa.--(July 12, 2022)--Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announces the retirement of Relland M. Winand as the Company’s Chief Financial Officer, effective July 15, 2022, and that Dr. Shahram Askarpour, the Company’s Chief Executive Officer, has appointed, and the Board of Directors has approved the appointment of, Michael Linacre as the Company’s new Chief Financial Officer following Mr. Winand’s retirement.

“We are excited to welcome Mike to IS&S,” said Dr. Askarpour, commenting on the appointment. “His extensive accounting expertise and experience make him the ideal candidate for our next CFO as we continue our focus on long-term value creation for our shareholders. The Board and management team look forward to working with Mike to further enhance the Company’s financial and operational performance.”

“I would also like to take this opportunity to thank Rell for his significant contributions to IS&S,” continued Dr. Askarpour. “Rell has been our Chief Financial Officer since December 2014, and his experience, hard work and dedication to our Company have helped forge IS&S into the business it is today. His impact on our Company has been immeasurable, and it has been an honor and a pleasure working with him over the years. On behalf of all of our employees and our Board of Directors, we wish him a happy, healthy, and well-deserved retirement.”

Prior to joining IS&S, Mr. Linacre, worked as a public accountant at KPMG LLP. He also held finance leadership positions at Genpak, LLC, a food service packaging company, and SI Group, Inc., a chemical manufacturing company, before serving as the Chief Financial Officer of Sysco Albany, LLC, a subsidiary of Sysco Corporation, a multinational seller, marketer, and distributor of food products, and of Crisafulli Bros. Plumbing & Heating Contractors, Inc., a provider of plumbing, sewer and drain, heating and cooling design, installation and maintenance services. Mr. Linacre is a licensed CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. He attended the State University of New York at Albany.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact:

Jason Zywalewski

+1 610.646.9800 x 609

jzywalewski@innovative-ss.com